UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 18, 2021
INVENTRUST PROPERTIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51609	34-2019608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3025 Highland Parkway
Downers Grove, Illinois 60515
(Address of Principal Executive Offices)
(855) 377-0510
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and retirement of Thomas McGuinness
On February 23, 2021, InvenTrust Properties Corp. (the “Company”) announced that Thomas McGuinness resigned as President of the Company effective February 22, 2021. Mr. McGuinness will retain the titles and positions of member of the Board of Directors (the “Board”) and Chief Executive Officer of the Company, and will retire as Chief Executive Officer on August 6, 2021 (the “retirement date”). The Board has nominated Mr. McGuinness for re-election as a member of the Board at the Company’s 2021 Annual Meeting of Shareholders. If re-elected, Mr. McGuinness intends to serve on the Board until his term ends at the 2022 Annual Meeting of Shareholders.
In connection with Mr. McGuinness’ resignation as President and retirement from his position as Chief Executive Officer, on February 18, 2021, the Board and the Compensation Committee of the Board approved, and the Company entered into, a Separation and Consulting Agreement between the Company and Mr. McGuinness (the “Separation Agreement”) reflecting Mr. McGuinness’ resignation and retirement as described above.
Subject to Mr. McGuinness’ continued employment with the Company until the retirement date, (or any earlier date on which Mr. McGuinness’ employment is terminated by the Company without “cause” or due to his death or disability), his timely execution and non-revocation of a general release of claims and his continued compliance with certain terms and conditions of the Separation Agreement, Mr. McGuinness will be entitled to receive the following payments and benefits (i) an amount equal to $611,852 representing a pro-rata portion of Mr. McGuinness’ target annual performance bonus for fiscal year 2021, payable in a lump sum within 30 days following the retirement date, and (ii) continued health insurance coverage under COBRA at the Company’s expense for eighteen (18) months following the retirement date (or until August 31, 2023 in the case of Mr. McGuinness’ spouse).
All unvested time-vesting restricted stock units held by Mr. McGuinness will vest in full as of the date on which he no longer provides services to the Company as an employee, consultant or member of the Board (other than due to a termination by the Company for “cause” or by Mr. McGuinness without “good reason”) and all performance-vesting restricted stock units held by Mr. McGuinness will remain outstanding and eligible to vest based on actual achievement of applicable performance metrics, in accordance with their terms, pro-rated based on the number of days elapsed during the applicable performance period prior to the retirement date.
Provided that Mr. McGuinness remains employed with the Company through the retirement date, Mr. McGuinness will provide consulting services to the Company as may be requested by the Company’s then-current Chief Executive Officer or other executive officers during the period commencing on the retirement date and ending on May 1, 2022. The Separation Agreement provides that Mr. McGuinness will be available to render up to 10 hours of consulting services per week during the consulting period. In exchange for such consulting services, the Company will pay Mr. McGuinness a consulting fee of $50,000 per month. The consulting period may be terminated for any reason by either party on at least 30 days advance written notice; provided, however that if the consulting period is terminated by the Company without “cause” prior to May 1, 2022, then the Company will pay Mr. McGuinness a lump sum cash amount equal to the value of the consulting fee that would otherwise have been payable for any full or partial month of his consulting services between the date of such termination and May 1, 2022. The Company has also agreed to reimburse Mr. McGuinness for any attorneys’ fees incurred by him in connection with the negotiation and drafting of the Separation Agreement.
The Separation Agreement also requires that Mr. McGuinness continue to comply with the restrictive covenants set forth in his letter agreement under the Company’s Executive Severance and Change in Control Plan, provided that Mr. McGuinness’ noncompetition covenant will continue to apply through December 31, 2023 (rather than through the 12-month anniversary of his termination of employment).
The foregoing description of the Separation Agreement is qualified in its entirety by reference to the terms of the Separation Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by this reference.
Appointment of Daniel J. Busch
On February 18, 2021, the Board appointed Daniel J. Busch as President of the Company effective February 22, 2021, and as Chief Executive Officer of the Company effective as of August 6, 2021 upon Mr. McGuinness’ retirement.
The Company also announced that Mr. Busch will step down as Chief Financial Officer and Treasurer effective as of August 6, 2021.
Mr. Busch, age 39, is currently the Chief Financial Officer of the Company. Mr. Busch joined InvenTrust in September 2019, providing oversight to our financial and accounting practices, and ensuring the financial viability of the Company’s strategy. Prior to that, Mr. Busch served as Managing Director, Retail at Green Street Advisors, an independent research and advisory firm for commercial real estate industry in North America and Europe, where he conducted independent research on the shopping center, regional mall, and net lease sectors. Previously, Mr. Busch served as an equity research analyst at Telsey Advisory Group and worked in a corporate capacity at Petco Animal Supplies Inc. He is a member of the Urban Land Institute, contributing as an active member on the Commercial and Retail Development Council. Mr. Busch received a B.S. in Applied Economics and Management from Cornell University and an MBA with specializations in general finance, financial instruments and markets from New York University.
In connection with Mr. Busch’s appointment as President, Mr. Busch’s annual base salary was increased to $525,000, and he will be eligible to participate in the Company’s annual cash bonus program with a target annual bonus equal to 95% of his annual salary. In addition to his ordinary course annual restricted stock unit awards (“RSUs”), in connection with his appointment, Mr. Busch also received a one-time award of RSUs valued at $600,000 under the Company’s 2015 Incentive Award Plan, which will vest in full on December 31, 2021, subject to Mr. Busch’s continued employment through such date.
Mr. Busch has no family relationships with any director or executive officer of the Company. There are no transactions involving Mr. Busch that would be required to be reported under Item 404(a) of Regulation S-K.
Appointment of Christy L. David
On February 18, 2021, the Board appointed Christy L. David as Chief Operating Officer, effective February 22, 2021. Ms. David will also continue to serve in her role as Executive Vice President, General Counsel and Secretary of the Company. Ms. David will step down from her position as Chief Investment Officer effective February 22, 2021.
Ms. David, age 42, has served as InvenTrust’s General Counsel since 2017. She currently serves as our Executive Vice President, Chief Investment Officer, General Counsel, and Corporate Secretary, leading the implementation of the Company’s strategy within its transactional and investment initiatives. Ms. David joined InvenTrust in 2014 as Managing Counsel – Transactions and held that position until November 2016 when she was named Vice President, Deputy General Counsel and Secretary. Ms. David was promoted to InvenTrust’s General Counsel in 2017 and has served in that role since that time. Prior to joining InvenTrust, Ms. David served as Vice President – Associate Counsel at The Inland Group Inc., where she managed, reviewed and drafted legal documents and matters regarding InvenTrust’s acquisitions, dispositions, corporate contracts and spin-offs. Prior to joining the Inland Group, Ms. David served as an Associate Attorney at The Thollander Law Firm and held various positions at David & Associates. Ms. David serves on the Ravinia Associates Board as well as its Nominating Committee. Ms. David received a Juris Doctor from Washington University School of Law and a Bachelor of Business Administration in Finance from Loyola University.
In connection with Ms. David’s appointment as Chief Operating Officer, Ms. David’s annual base salary was increased to $490,000 and she will be eligible to participate in the Company’s annual cash bonus program with a target annual bonus equal to 95% of her annual salary. In addition to her ordinary course annual RSU awards, in connection with her appointment, Ms. David also received a one-time award of RSUs valued at $500,000 under the Company’s 2015 Incentive Award Plan, which will vest in full on December 31, 2021, subject to Ms. David’s continued employment through such date.
Ms. David has no family relationships with any director or executive officer of the Company. There are no transactions involving Ms. David that would be required to be reported under Item 404(a) of Regulation S-K.
Appointment of Michael Phillips
On February 18, 2021, the Board appointed Michael Phillips as Chief Financial Officer and Treasurer effective as of August 6, 2021 upon Mr. Busch’s resignation from such positions on such date. He will step down as Chief Accounting Officer and Controller effective as of August 6, 2021.
Mr. Phillips, age 39, joined the Company in 2009 and has served in various accounting and finance roles, including most recently as Senior Vice President, Chief Accounting Officer and Controller since April 2020, as Vice President, Controller from March 2017 to April 2020, and as Vice President, Controller Property Accounting from January 2016 to March 2017. Prior to his employment with the Company, Mr. Phillips served as Manager of Finance for Pasquinelli Homebuilding. He graduated from The University of Iowa Tippie College of Business with a Bachelor of Business Administration in Finance and received a Master of Science in Real Estate from Roosevelt University. He is a Certified Public Accountant.
Mr. Phillips has no family relationships with any director or executive officer of the Company. There are no transactions involving Mr. Phillips that would be required to be reported under Item 404(a) of Regulation S-K.
 ______________________________________

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Separation and Consulting Agreement, by and between InvenTrust Properties Corp. and Thomas McGuinness, dated as of February 18, 2021.

99.1	InvenTrust Properties Corp. Press Release, dated February 23, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVENTRUST PROPERTIES CORP.

Date: February 23, 2021	By:	/s/ Christy L. David
		Name:	Christy L. David
		Title:	Executive Vice President, Chief Operating Officer, General Counsel & Secretary